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                                                                    Exhibit 99.1
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BOTTOMLINE TECHNOLOGIES ANNOUNCES $22.3 MILLION EQUITY FINANCING

Funding from Global Equity Investor, General Atlantic Partners, Strengthens Balance Sheet and Positions Company for Future Growth and Continued Market Leadership

PORTSMOUTH, NH - January 9, 2002 - Bottomline Technologies(R) (NASDAQ: EPAY), a leading global technology provider of Financial Resource Management (FRM) software, today announced it has entered into a $22.3 million equity financing transaction from General Atlantic Partners, a leading global private equity investment firm focused exclusively on information technology businesses. In connection with the transaction, Bill Grabe, Partner with General Atlantic Partners, will join the company's Board of Directors. Of the 2.7 million shares being purchased, 2.1 million are newly issued shares by the Company with the balance as secondary shares being sold in equal amounts by the Company's founders, Dan McGurl and Jim Loomis. The cash proceeds will substantially strengthen the Company's cash balance and facilitate an accelerated growth strategy both domestically and internationally.

"We are extremely pleased to have General Atlantic as a financial and strategic partner," said Dan McGurl, Chairman and Chief Executive Officer of Bottomline. "The capital will help enable us to more aggressively extend our products and services. Even more importantly, General Atlantic's involvement is an endorsement of our leadership position in the B2B electronic payment market. We believe their support and global resources will extend our reach and brand as we combine to accelerate our growth."

"Bottomline is uniquely positioned to lead the transformation of the B2B payment infrastructure from paper bills to electronic payments," said Bill Grabe, with General Atlantic. "The Company's world class technology and products, deep domain expertise and dominant market share in both payment automation and electronic invoice presentment, positions it very well for continued market leadership. We are in the early days of this transformation and we see tremendous growth opportunities both here and abroad. We are very excited about Bottomline's prospects and look forward to working with the company."

Over the last few months, Bottomline has announced a number of significant new client relationships, including a three year $4.2 million contract with Lloyds TSB to provide outsourced business check and credit processing services to the bank's business customers, and a contract with Fidelity Investments to provide an electronic transaction initiation and reporting platform designed to manage and control the movement of shareholder funds.

About Bottomline Technologies
-----------------------------
Bottomline Technologies(R) (NASDAQ: EPAY) is a leading global technology provider of Financial Resource Management (FRM) software. Bottomline's comprehensive Suite of FRM offerings enable businesses and financial institutions to more effectively manage their critical financial transactions, cash decisions and trading partner relationships, leveraging the web. FRM Applications include Electronic Payments and Cash Management, Electronic Invoice Receipt and Management, Electronic Invoice Presentment and Payment (EIPP), Electronic Banking and Information Reporting. Founded in 1989, Bottomline maintains its corporate headquarters in

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Portsmouth, NH and international headquarters in Reading, England. For more information, visit Bottomline on the web at www.bottomline.com, or dial (800) 243-2528 or (603) 436-0700.

About General Atlantic
----------------------
General Atlantic Partners, LLC, is the world's leading private equity investment firm focused exclusively on investing in information technology businesses globally. The firm was founded in 1980 and has $4 billion in committed capital. General Atlantic has invested in over 120 companies and has current holdings in over 60 companies, of which almost one-third are based outside the United States and which include Critical Path, E*TRADE Group, Inc., Eclipsys, Exact, EXE Technologies, Exult, Firepond, iFormation Group, Manugistics, Predictive Systems, ProBusiness, Rebus, Screaming Media, SESA, Upromise, Xchanging and Zagat. The firm is distinguished within the investment community by its deep experience and expertise in information technology, its global perspective and worldwide presence, its long-term approach to investments, and its commitment to provide sustained strategic assistance for its portfolio companies. General Atlantic has about 70 professionals among its 130 employees worldwide with offices in Greenwich, New York, Palo Alto, Reston, London, Dusseldorf, Singapore, Tokyo, Hong Kong, and Sao Paulo. See www.gapartners.com for additional information.

Media Contacts:
Rob Eberle
EVP, COO & CFO
Bottomline Technologies
603-501-5291
reberle@bottomline.com

Pat Hedley
Director Marketing/Communications
General Atlantic Partners
203-629-8658
phedley@gapartners.com